Exhibit 99.2

Press Release	Source: MobilePro Corp.

MobilePro Corp. Closes Acquisition of August.net
Wednesday April 21, 9:29 am ET

Deal Expected to Add Nearly $1.8MM in Annualized Revenue, Be Accretive to MobilePro Earnings

BETHESDA, Md., April 21 /PRNewswire-FirstCall/ — MobilePro Corp. (OTC Bulletin Board: MOBL — News) announced today the company has closed its acquisition of August.net, a Dallas, Texas based Internet services provider (www.august.net). The deal is forecast to add nearly $1.8 million in annualized revenue and to be accretive to MobilePro’s 2004 earnings.

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Jay Wright, MobilePro president and CEO, said, “The acquisition of August.net is a watershed event for our company and our growing telecommunications business. We have significantly increased our scale of operations while providing strong cash flow. Based on our current estimates and business conditions and excluding non-recurring items, we anticipate becoming cash flow positive on a consolidated basis in the third calendar quarter of this year by which time the August.net operations are expected to be fully integrated into MobilePro.”

About August.net

Founded in 1996, August.net offers complete broadband Internet access for individuals and businesses with a full range of connections including T-1 and DSL as well as hosting and collocation services. August.net’s main customer base is in the Dallas / Fort Worth / Denton / North Texas market place. The company also has high-capacity circuit customers in Austin, Houston, and San Antonio.

About MobilePro

MobilePro Corp. is a wireless technology and broadband Internet services company based in Bethesda, Maryland with operations in Dallas and Beaumont Texas. The company is focused on creating shareholder value by developing innovative wireless technologies, acquiring and growing profitable broadband internet service providers and forging strategic alliances with well positioned companies in complementary product lines and industries.

An investment profile about MobilePro Corp. may be found online at
www.hawkassociates.com/mobilepro/profile.htm

For more information, contact MobilePro CEO, Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383. Email: info@hawkassociates.com. Detailed information about MobilePro can be found on the website www.mobileprocorp.com. An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for investors may be found on the website www.hawkassociates.com.

This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward- looking statements including the Company’s ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel the Company to alter its present business strategy, the Company’s ability to attract management capable of implementing the Company’s existing or future business strategy and the risk factors set forth in the Company’s SB-2 registration statement. Results actually achieved may differ materially from expected results included in these statements as a result of these factors or others.

Source: MobilePro Corp.